Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Support.com, Inc. 2010 Equity and Performance Incentive Plan of Support.com, Inc. of our reports dated March 12, 2010, with respect to the consolidated financial statements of Support.com, Inc. and the effectiveness of internal control over financial reporting of Support.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Palo Alto, California

February 8, 2011

Active.11827554.1